                                                                   EXHIBIT 10.30


                                January 23, 2001


Chief Operating Officer
WellCheck, Inc.
331 Jefferson Street
Oakland, CA 94607

Dear Chief Operating Officer:

        Gary M. Reynolds and Associates, Inc., a Wisconsin corporation ("GMR") is pleased to confirm the arrangements under which GMR has engaged WellCheck, Inc. ("Company") to perform certain services in connection with the Pfizer Screen Test for Health (the "Program"), all as more specifically described herein. The terms and conditions set forth herein are sometimes hereinafter referred to collectively as this "Agreement."

        1. Precondition and Obligations. Company shall be obligated to provide adequate staff to perform the lipid, glucose and blood pressure screenings ("Screenings"), and other services as set forth more fully in the Statement of Work, attached as Exhibit A. The Company agrees to perform its services for a minimum of two hundred forty (240) event days and a maximum of two hundred twenty thousand (220,000) Screenings.

        If the Company is asked to provide other services not specifically contemplated in the Statement of Work, GMR and the Company shall enter into a separate agreement covering such additional services to be rendered by the Company and the fees payable by GMR. Further, GMR agrees to perform the obligations as set forth in Exhibit B.

        2. Term. The Company's engagement shall commence on the date of this letter and remain in full force and effect for one (1) year from the date set forth on the signature page, provided that this engagement may be terminated pursuant to this Paragraph 2.

           (a) Either party shall have the right to terminate this Agreement in the event of a default by the other party of a material term or condition, upon fifteen (15) business days prior written notice to the defaulting party stating with specificity the alleged default. During said period, the defaulting party shall have an opportunity to cure any such default or present to the non-defaulting party an acceptable plan for cure of any default which cannot reasonably be cured within fifteen (15) day period. Failure to comply with the plan for cure may result in immediate termination of this Agreement at the non-defaulting party's discretion.

           (b) GMR may terminate this Agreement without cause upon thirty (30) days prior written notice to the Company; the Company may terminate this Agreement without cause upon sixty (60) days prior written notice to GMR.



------------------

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

           (c) This Agreement may be terminated immediately upon notice to the other party if GMR or the Company is prohibited by law, regulation or order from engaging in or utilizing the services or activities described or referred to in this Agreement.

           (d) This Agreement may be terminated by either party immediately, upon written notice, if the other party (i) makes a general assignment for the benefit of creditors, (ii) is adjudicated bankrupt, (iii) files a voluntary petition for bankruptcy or for reorganization, or effectuated a plan or other similar arrangement with creditors, or has a petition filed against it for an adjudication in bankruptcy or reorganization and such petition is not dismissed within sixty (60) days, or (iv) applies for or permits the appointment of a receiver or trustee or custodian for any of its property or assets.

           (e) Upon termination by GMR, the Company shall, nevertheless, be entitled to (i) receive and retain the fees set forth in Paragraph 9 to the extent such fees are due and payable up to and including the effective date of termination and (ii) reimbursement for all reasonable expenses paid, incurred or committed to up to the effective date of termination, provided that such expenses were approved by GMR in advance and in writing.

        3. Press Release. The Company may issue a press release indicating that it has entered into a letter agreement with GMR. However, GMR retains the right to approve the contents of such release prior to publication. The Company acknowledges that, it may not, without prior permission from Pfizer, Inc., which approval will not be unreasonably withheld ("Pfizer"), refer to Pfizer or any of its programs in such press release.

        4. Mutual Warranties. In addition to any other warranties, representations and covenants in this Agreement, each party expressly warrants and represents to the other that:

           (a) It is in compliance with, and will continue throughout the term of this Agreement to comply with, all applicable federal, state and local laws, rules, regulations, ordinances and orders where failure to do so would have a material adverse effect on its obligations under this Agreement.

           (b) It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and is duly licensed or qualified to do business as a foreign corporation, and is in good standing in each jurisdiction wherein the character of the properties owned or leased by it makes such licensing necessary, in each case where such failure would have a material adverse effect on its obligations under this Agreement.

           (c) The execution, delivery and performance of the Agreement are not prohibited by, and do not violate, any provision or result in any material breach of, (i) its articles of incorporation or bylaws or equivalent organizational documents or (ii) any contract, indenture, agreement, lease, permit or license by which it or its properties are bound.

           (d) The Agreement has been duly executed and delivered by it and, assuming due execution, authorization and delivery of it by the other party, constitutes the legal, valid and binding obligation, enforceable in accordance with its terms.

        5. Company Warranties. The Company further represents and warrants to GMR that:

           (a) All services rendered in connection with the Program shall be rendered according to established professional standards in the Company's industry.

           (b) All services provided by the Company shall be performed according to specifications, descriptions, or samples provided by the Company.

           (c) As of the date of this Agreement, it has no knowledge of any pending infringement action against it concerning any intellectual property which Company will employ in connection with the Screenings.

           (d) In connection with the performance of the Screenings rendered in connection with the Program, TEAMS (as defined in Exhibit A) will (i) capture participant test data, (ii) store the data in a database, (iii) provide reports on test results and (iv) provide summary reports of the tests conducted.

        6. Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN PARAGRAPHS 4 AND 5, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS TO THE OTHER OR ANY OTHER THIRD PARTY, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY SERVICES OR OBLIGATIONS ASSUMED UNDER THIS AGREEMENT.

        7. Indemnification.

           (a) Each party (an "Indemnifying Party") agrees to indemnify, defend and hold harmless the other party (an "Indemnified Party"), its directors, officers and controlling persons from and against any and all losses, claims, damages, expenses and all other liabilities, including but not limited to, costs and attorney's fees arising out of or in connection with third party claims alleging (i) the breach of any representation, warranty, covenant of this Agreement attributable to any Indemnifying Party or its agents, assigns, contractors or employees; or (ii) the negligence of any Indemnifying Party or its agents, assigns, contractors or employees; or (iii) property damage, bodily injury and death proximately caused by the Indemnifying Party or its agents, assigns, contractors or employees; provided that the Indemnified Party shall:
(x) promptly notify the Indemnifying Party in writing of the claim; (y) provide the Indemnifying Party sole control over the defense and/or settlement of such claim, at the Indemnifying Party's expense and choice of counsel; and (z) provide full information and reasonable assistance with respect to such claim. The Indemnified Party may join in defense of the claim with counsel of its choice at its expense.

           (b) Company agrees to indemnify, defend and hold harmless GMR, its directors, officers and controlling persons from and against any and all losses, claims, damages, expenses and all other liabilities, including but not limited to, costs and attorney's fees arising out of or in connection with third party claims alleging the infringement by Company of any parent, copyright, trademark or trade secret right; provided that GMR shall: (x) promptly notify Company in writing of the claim; (y) provide Company sole control over the defense and/or settlement of such claim, at Company's expense and choice of counsel; and (z) provide full information and reasonable assistance with respect to such claim. GMR may join in defense of the claim with counsel of its choice at its expense.

           (c) The Indemnifying Party agrees that, without the prior written consent of the Indemnified Party, it will not settle, compromise or consent to entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Paragraph (whether or not one or more parties entitled to seek such indemnification are actual or potential parties to such claim or proceeding), unless such settlement, compromise or consent includes an unconditional release of such other party from and against all liability arising out of such claim, action or proceeding.

           (d) If multiple claims are asserted in any litigation or other proceeding, including an arbitration, and indemnification as to at least one of such claims is permitted under applicable law and provided for under this Agreement, the parties agree that any judgment or award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or award expressly states that the judgment or award, or any portion thereof, is based solely on a claim or claim as to which indemnification is not available.

           (e) The obligations of the parties to this Agreement to indemnify, defend and hold harmless the other will survive the termination or expiration of this Agreement for a period of two (2) years from the date of such termination or expiration.

        8. Limitation of Liability. EXCEPT FOR LIABILITY UNDER PARAGRAPHS 7, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

        9. Fees and Expenses to the Company. The fees for Screening services shall be the greater of: (i) the aggregate Screening fees calculated by multiplying the number of Screenings actually performed in the month by the fee for Screening services set out in Exhibit C, Part I: Screening Fees or (ii) the Monthly Minimum (as described below). The Monthly Minimum shall be the product of (x) a minimum number of tests (set out in Exhibit C, Part I according to event size) per event day, (y) the fee for Screening services set out in Exhibit C, Part I and (z) the actual number of event days. Any other fees for services described in Exhibit C, Part II: Other fees shall be payable according to the per service fee quoted in Schedule C, Part II. In addition to the costs described in Exhibit C, Parts I and II, any other Reimbursable Expenses as set out in Exhibit C, Part III: Reimbursable Expenses shall be payable to Company for amounts actually incurred (i.e., without markup). The Screening Fees, the Other Fees and Reimbursable Expenses are hereinafter collectively referred to as the "Contract Payables." GMR shall bear the expense of and shall arrange for all air travel and automobile rentals for Company and its staff.

           Notwithstanding the above, Company may not invoice for, and GMR is not responsible for paying, any amount of Contract Payables which, in the aggregate, exceeds the bottom-line contract estimate found in Exhibit C, unless any such excess has been approved by GMR in advance and in writing.

           In consideration of the significant costs to Company associated with the installation and customization of the Services, within ten (10) days of execution of this Agreement, GMR agrees to pay Company an advance of $500,000 (the "Advance"). Company will first apply the Advance to any fees due Company for Screenings performed in accordance with this Agreement and Reimbursable Expenses. Upon exhaustion of the Advance, Company shall invoice GMR for Screenings and Reimbursable Expenses as set forth below in this Paragraph 9. In the event of termination other than due to (1) a material breach by GMR pursuant to Paragraph 2(a) or (2) termination for GMR's convenience pursuant to Paragraph 2(b) for a reason other than GMR's failure to consummate a Project Agreement with Pfizer, Company shall refund any remaining Advance.

           On or about the first (1st) of each month, Company will submit an invoice to GMR indicating Screening fees and Reimbursable Expenses incurred during the prior month. All payments by GMR will be net 30 days. For non-contested amounts not paid within 40 days of the invoice date, GMR will pay Company one and one half percent (1.5%) interest per month on the unpaid balance, or the maximum amount permitted by law, whichever is less, until all past due amounts are satisfied. GMR shall further be responsible for all costs incurred by Company in connection with the recovery of any non-contested, past due fees, including professional fees and legal costs.

        10. Insurance. Each party shall, at its own expense, secure and maintain commercial general liability insurance in the amount of not less than five million dollars ($5,000,000) to insure against liability arising from bodily injury, property damage, personal injury or death; commercial automobile liability for all owned, non owned and hired automobiles with bodily injury and property damage limit of not less than two million dollars ($2,000,000) combined single limit; statutory workers' compensation insurance meeting all state and local requirements, including coverage for employer's liability with limits of no less than five hundred thousand dollars ($500,000). The Company agrees to secure and maintain professional liability insurance in the amount of no less than five million dollars ($5,000,000) covering the Screenings.

           Evidence of real and personal property insurance, on a replacement cost basis, must be provided to the other party prior to signing this contract. All insurance contracts must be with insurers possessing an A.M. Best rating of not less than A or A-. Each party shall provide the other with certificates of insurance naming the other as an additional insured, evidencing the existence of such insurance within ten (10) days after execution of this Agreement.

        11. Confidential Information. During the term of this Agreement both parties may receive trade secrets from the other, including, but not limited to, financial information, product plans, business plans, trade secrets, technology diagrams, designs, drawings, sketches, flow charts, or any other proprietary information, whether transmitted orally, in writing, or by any other media, which (i) when marked as "Confidential," if transmitted in writing or (ii) when transmitted orally, and thereafter designated as confidential in a written memorandum, shall be treated as "Confidential Information" under this Agreement.

           Both parties agree: (i) to use Confidential Information solely in accordance with the provisions of this Agreement; and (ii) not to disclose, or permit to be disclosed, either directly or indirectly, Confidential Information to any third party without the other's prior written consent. Each party shall safeguard the Confidential Information of the other party using the same measures it uses to protect its own Confidential Information, but in no event shall a party use less than reasonable care.

           Neither party to this Agreement bears responsibility for safeguarding information that is: (w) publicly available, (x) obtained from third parties not under confidentiality restrictions, (y) independently developed without reference to Confidential Information, or (z) required to be disclosed by order of a court or other governmental entity; provided, however, that the receiving party shall provide notice as soon as reasonably practicable to the disclosing party and shall provide reasonable assistance to the disclosing party to obtain a protective order or otherwise prevent public disclosure of such Confidential Information, and such Confidential Information shall only lose its confidential protection for purposes of such legal disclosure.

        12. Relationship of Parties. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement should be construed to give either party the power to direct or control the day-to-day activities of the other, or be construed to give either party the authority to direct the manner of performance of the other party's obligations under this Agreement. Neither party, nor its employees or agents should be considered the employees or agents of the other party. Each party assumes exclusive liability for all contributions, taxes or payments required to be made because of its personnel by the federal and state Unemployment Compensation Acts, Social Security Acts and all amendments thereto, and by all other current and future acts, state of federal requiring payment by Company on account of such personnel performing the Screenings under this Agreement. The parties should not be deemed partners or joint-venturers of each other, and all financial and other obligations associated with each party's business are the sole responsibility of that party.

        13. Assignment and Delegation. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that each party shall have the right to assign this Agreement without the other party's consent: (i) to a parent corporation or entity; (ii) to any subsidiary corporation or entity; or (iii) in connection with the sale of all or substantially all of its assets. Any attempted assignment in violation of this Paragraph 13 shall be null and void. This Agreement shall inure to the benefit of and be binding upon any successors and permitted assigns.

        14. Attorney's Fees. If any action at law or in equity is necessary to enforce the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses, in addition to any other relief to which such prevailing party may be entitled.

        15. Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of New York without regard to its choice of law provisions.

        16. Notices. All invoices and any notices which are required or which may be given under this Agreement shall be deemed given upon the earlier of receipt or five (5) days after mailing by certified mail, return receipt requested, or hand delivery by messenger or express service, to the following addresses, or to such other address as each party may specify to the other in writing from time to time.

                    If to GMR:

                    Gary M. Reynolds and Associates, Inc.
                    Attention: Gary M. Reynolds, Chief Executive Officer 2725 South Moorland Road
                    New Berlin, WI 53151


                    If to the Company:


                    Chief Operating Officer
                    WellCheck, Inc.
                    331 Jefferson Street
                    Oakland, CA 94607

        17. Counterparts. This Agreement may be executed in counterparts each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute one instrument.

        18. Severability. The unenforceability, invalidity or illegality of any provision of this Agreement shall not affect or impair the continuing enforceability or validity of any other part, all of which shall survive and be valid and enforceable.

        19. Entire Agreement. This Agreement, including all Exhibits attached hereto, sets forth the final and complete understanding of the parties with respect to this subject and there are no other representations or warranties with respect to this Agreement. This Agreement supersedes all prior discussions, agreements and undertakings relating to the subject matter. It is further agreed that the respective rights, interests, understandings, agreements and obligations of the parties may not be amended, modified or supplemented in any respect except by a subsequent written instrument evidencing the express written consent of the party to be charged. Any terms inconsistent with or additional to the terms set forth in this Agreement which may be included in an acknowledgement, invoice or other document of either party shall not be binding on the other.

        20. Arbitration. Any dispute or controversy arising out of, relating to or in connection with this Agreement will be settled by binding arbitration to be held in New York, New York in accordance with the rules mutually agreed upon by the parties or, in the absence of such agreement, in accordance with the then prevailing rules of the American Arbitration Association. All disputes under $100,000 shall be heard by one arbitrator; and all disputes over such amount shall be heard by a panel of three arbitrators. The award of the arbitrators, which may include injunctions, will be final, conclusive and binding on the parties; and judgement may be entered upon it in any court of competent jurisdiction. The parties hereby consent to personal jurisdiction and to enforcement of such award in any court of competent subject matter jurisdiction in the State of New York. All arbitration proceedings pursuant to the terms of this Paragraph 20 shall be maintained in confidence by all parties. All applicable statutes shall be tolled while the procedures specified in this Paragraph 20 are pending. The parties shall take such action, if any, required to effectuate such tolling.

        21. Equitable Relief. Notwithstanding Paragraph 20, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgment of the powers of an arbitrator.

        This Agreement shall not be effective until executed by duly authorized officers of each party.

        Please indicate your acceptance of these provisions, conditions and terms by signing and returning to us both copies. We will forward one fully executed copy to you. We look forward to working with you on this assignment.


                                          Very truly yours,

                                          GARY M. REYNOLDS AND ASSOCIATES, INC.

                                          By: /s/ Gary M. Reynolds
                                              ---------------------------------
                                              Gary M. Reynolds,
                                              Chief Executive Officer

        The foregoing provisions, terms and conditions are hereby agreed to the 23rd day of January 2001.

                                          WellCheck, Inc.
                                          (the "Company")

                                          By: /s/ Warren E. Pinckert II
                                              ---------------------------------
                                              Warren E. Pinckert II, President




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

                                    EXHIBIT A

                                STATEMENT OF WORK


        Company Obligations. During the term of this Agreement and subject to the terms and conditions set forth herein, Company agrees to provide: (i) lipid, glucose and blood pressure screenings as well as counseling related to those screenings (the "Screenings"), (ii) hardware installation and customization of Company's proprietary lipid, glucose and blood pressure testing system ("TEAMS") on GMR's mobile marketing vehicles known as Lipitor trucks ("Trucks") necessary to conduct the Screenings (subject to GMR's procurement of Pfizer approval of TEAMS as set forth in Exhibit B, (iii) maintenance and support of TEAMS ("Maintenance"), and (iv) participant data and reports of the Screening results (the "Reports"), (collectively, the "Services"). Company will retain the sole and exclusive right to control or direct the manner or means by which the Services are performed and may subcontract or assign any or all of its obligations and rights under this Agreement; provided Company remains responsible for the performance of all of its obligations hereunder.

        Ownership. Company expressly retains all right, title, and interest in and to TEAMS (and any customizations thereof), its documentation, manuals and its Confidential Information and GMR shall have no interests or rights in TEAMS other than the limited rights granted to GMR under this Agreement. Further, any installations of hardware pursuant to this Agreement will remain the property of Company and will not become permanent fixtures of the Trucks. Further, to the extent that any enhancements, modifications and/or derivative works, or other materials or deliverables are developed by or on behalf of Company, all such materials will be owned by Company.

        Notices. GMR shall not remove any Company Trademark, copyright or other proprietary notices from any part of TEAMS, Company provided hardware, or other sales and marketing materials, and shall reproduce such notices on any copies, in whole or in part, of such materials made by GMR in GMR's marketing literature and documentation.

        Participant Data. GMR and Company owns any participant data collected in connection with the Screenings including, names, addresses, demographic information, answers to risk assessment questionnaires, and test results ("Participant Data"). Company shall hold the Participant Data in trust. Each party agrees to use any such data only in accordance with applicable laws, with each party's respective privacy policies, and Company may not otherwise make use of the data except with GMR's permission.

        Billing. GMR will be billed on the basis of the number of people screened, with the following exceptions:

        -       Any minimums specified in the Agreement
        -       Overtime
        -       Outsourced Licensed Medical Personnel
        -       Travel fees
        -       Equipment
        -       Logistics/Coordination fees
        -       Forms
        -       Shipping Charges

                                    EXHIBIT B

                                 GMR OBLIGATIONS


        Regulatory Approval. GMR will secure any necessary Pfizer regulatory committee approval of TEAMS. Company will support this process by providing information as reasonably requested by GMR. Company's obligation under Exhibit A to install TEAMS and perform the Services is subject to GMR's procurement of such approval.

        Storage and Transportation. Company will ship supplies in connection with the Screenings F.O.B. GMR's warehouse located in New Berlin, WI. Upon receipt by GMR at its warehouse, risk of loss, but not title, shall pass to GMR. GMR shall be responsible for complying with all handling, storage and transportation guidelines provided by or on behalf of Company with such supplies. Each party, as applicable, shall ensure the supplies are shipped in appropriate packaging and shall maintain insurance against damage to the supplies. GMR will, at its expense, store and subsequently deliver such supplies to the event locations on event days as mutually agreed by the parties. To the extent that a failure materially impairs Company's ability to perform the Screenings, Company shall be relieved of all of its obligations under this Agreement as they pertain to specific event days where Company has requested certain supplies necessary for the Screenings and GMR was unable to deliver such supplies.

        GMR will provide carrying boxes, display tables and display casings for the Company hardware used in connection with the Screenings. GMR will be responsible for the transportation, set-up and breakdown of event displays. GMR shall be responsible for, and shall reimburse Company for any expenses associated with damaged or mishandled supplies.

        Customizations. GMR will be responsible for all changes in wiring, mounting systems, and storage inside and outside of the Trucks. GMR will provide two dedicated 30 amp power circuits to support the TEAMS automation system.

        Maintenance. GMR will be solely responsible for the upkeep and maintenance of all Trucks and shall do so in a prudent and reasonable manner.

                                    EXHIBIT C

                                SERVICE ESTIMATE


I.      SCREENING FEES

-       Lipid Panel and Glucose, BP and Counseling

        -       425 Event days x 200 Screenings @ $[***]                                              $[***] (small event)

        -       125 Event days x 400 Screenings @ $[***]                                              $[***] (medium event)

        -       50 Event days x 600 Screenings @ $[***]                                               $[***] (large event)

        SubTOTAL                                                                                      $[***]


-       Data Capture and Reporting using "TEAMS" System

        -       425 Event days x 200 Screenings @ $[***]                                              $[***]

        -       125 Event days x 400 Screenings @ $[***]                                              $[***]

        -       50 Event days x 600 Screenings @ $[***]                                               $[***]

                SubTOTAL                                                                              $[***]


II.     OTHER FEES

-       Per hour fee over eight hours per work day billed at $[***] per hour per staff member, not to exceed a ten-hour day (Estimate - $[***] x 2 hrs x
        8 staff members x 60 event days)                                                              $[***]

-       Per Diem Travel estimates for Company Staff (Invoiced at $[***] per
        Company employee per day with a minimum of 3 travel/event days per
        program.                                                                                      $[***]

-       Logistics/Coordination Fee
        To be invoiced equally over the duration of
        the program (i.e., 16 months at $[***])                                                       $[***]

        -       Review of regulatory issues

        -       Licensure fees

        -       Company staff and logistics coordination

        -       Professional liability

        -       Biohazard waste removal

        -       Policy and procedures compliance


-----------------

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

III.    REIMBURSABLE EXPENSES

-       Outsourced Licensed Medical Personnel needed in accordance to meet specific state regulatory requirements (Estimate - $[***]/hour x 8 hours
        x 4 staff x 30 event days)                                                                    $[***]

-       Welch-Allyn Wall-mounted Blood Pressure/Pulse Units (16)
        Includes:        Small, adult and large cuffs
                         Back-up manual equipment                                                     $[***]

-       Printing of Consent/Release forms (To be billed at actual incurred cost)                      $[***]

-       Shipping Charges (To be billed at actual incurred cost)                                       $[***]

        (ESTIMATED) TOTALS                                                                            $[***]

-----------------

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.



                                      C-2